EXHIBIT K TO
                                                        STOCK AGREEMENT PURCHASE

                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of April 19, 2000, by and between John Fayard Fast Freight, Inc., a Mississippi corporation (the "Company"), and John R. Fayard, Jr. (the "Executive").

     WHEREAS, the Company desires to employ the Executive as President and the Executive is willing to render his services to the Company on the terms, covenants, and conditions with respect to such employment as hereinafter set forth;

     NOW, THEREFORE, in consideration of the promises, terms, and conditions hereof, the Company and the Executive agree as follows. Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in the Stock Purchase Agreement dated April 19, 2000, among the Company, the Executive, and Knight Transportation, Inc. (the "Stock Purchase Agreement")..

     1. Employment. The Company employs the Executive and the Executive accepts such employment with the Company upon the terms and conditions hereinafter set forth. The Executive represents and warrants that neither the execution by him of this Agreement nor the performance by him of his duties and obligations hereunder will violate any agreement to which he is a party or by which he is bound.

     2. Term. The term of this Agreement shall be three (3) years and shall commence on the date and year first above written and end on the third anniversary of such date unless sooner terminated pursuant to Section 6 of this Agreement.

     3. Duties. The Executive is employed as President and shall render his services at the principal business offices of the Company. As President of the Company, the Executive has responsibility and authority for the day-to-day operation of the business of the Company. The Executive shall report directly to the Chief Executive Officer of the Company (the "CEO") and shall have such authority and shall perform such duties as are customarily performed by one holding the position of President, subject, however, to such limitations, instructions, directions, and control as the CEO and Board of Directors may specify from time to time in their sole discretion.

     4. Exclusive Services. The Executive shall devote all necessary working time, ability, and attention to the business of the Company during the term of this Agreement in a manner consistent with the time, ability, and attention the Executive devoted to the business of the Company in the year preceding the date hereof. The Executive shall be bound by the noncompetition provisions of Section
5.9 (the "Noncompetition Obligations") of the Stock Purchase Agreement. Anything to the contrary notwithstanding, the Executive may devote not more than five (5) hours per week during business hours, meaning between 8:00 a.m. and 5:30 p.m. Central Time, to the Redeemed Business, so long as such activity does not interfere with the performance of his duties hereunder.

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     5. Compensation.  As compensation for his services in any capacity rendered under this Agreement, the Executive shall be entitled to receive the following, subject to Section 6 hereof:

          a. Salary. During the term of this Agreement the Company shall pay the Executive a salary at the rate of $16,667 per month (the "Salary"). The Salary shall be payable in accordance with the ordinary payroll practices of the Company.

          b. Benefits. For so long as the Executive continues to perform his duties on a full-time basis during the term of this Agreement, the Executive shall be able to participate in any and all employee benefit plans, including but not limited to health and medical insurance, bonus plans, and retirement plan contributions, as may be in effect for other employees of the Company that are deemed comparable employees by the CEO.

     6. Termination. The Executive's employment hereunder may be terminated as follows:

          a. By the Executive or by the Company without Cause. The Executive may terminate his employment at any time by giving thirty (30) days' prior written notice of termination to the CEO, in which case all payments of Salary, benefits, and any other amounts due hereunder shall cease as of the Executive's final day of employment (except in the event of "Forced Resignation," which is addressed below). If the Executive is terminated by the Company without "Cause," as defined below, or resigns due to a "Forced Resignation," the Executive shall receive for the remaining original term of this Agreement payments equal to and at the same times as the Salary described in Section 5.a but no other amount or benefit hereunder, and such payments shall be made so long as he remains available to the Company to provide consulting services as requested and does not violate the Noncompetition Obligations. For purposes of this Agreement, "Forced Resignation" shall mean (x) resignation following a material reduction in the Executive's responsibilities from that stated herein (without the Executive's consent) such that no reasonable person could be expected to continue his employment, or (y) relocation of the Executive (without his consent) to a place of business more than fifty (50) miles from the Company's current headquarters; provided, that any resignation during the first eighteen (18) months of this Agreement shall not be a Forced Resignation.

          b. By the Company with Cause. The CEO may, in his reasonable discretion and judgment and upon written notice effective immediately, terminate Executive's employment under this Agreement at any time for "Cause." Cause shall mean:

               i. If the Executive is convicted or pleads guilty or no contest under any applicable criminal code or statute of (A) any felony or (B) any misdemeanor which involves fraud or dishonesty against the Company or any affiliated or successor entity or a sentence of confinement or incarceration for longer than thirty (30) days;

               ii. If the Executive breaches the Noncompetition Obligations;

               iii. If the Executive breaches any fiduciary duty to the Company;

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               iv. If the Executive materially and willfully fails or refuses to carry out the lawful and reasonable directions of the CEO or Board of Directors of the Company, following written warning; provided that such directions must not support a Forced Resignation;

               v. If the Executive engages in conduct so outrageous and detrimental that the Company cannot reasonably continue to employ him; or

               vi. If the Executive himself violates or knowingly permits employees or independent contractors of the Company to violate applicable Laws regarding the business of the Company.

     If the Executive's employment is terminated for Cause, the Executive shall receive any Salary accrued to the date of such termination and shall not be entitled to any compensation or other payment or benefit thereafter.

          c. Physical or Mental Illness Incapacity. Executive's employment under this Agreement shall be terminable by the Company as a result of the Executive's incapacity due to physical or mental illness, on the earlier of either: (i) the date when the Executive is eligible for coverage under any long-term disability insurance plan then carried by the Company; or (ii) the date when the Executive shall have been materially unable to perform his duties hereunder for a period of three (3) consecutive months (unless within ten (10) days after written notice to return is given, which may occur at or after the end of such three (3) month period, Executive shall have returned to the performance of his duties hereunder on a full-time basis). In the event of termination under this Section, (i) the Executive's Salary shall be paid through the date of termination of this Agreement; and
     (ii) the rights and benefits of the Executive under employee benefit and fringe benefit plans, and other programs of the Company shall be determined in accordance with the terms and provisions of such plans and programs.

          d. Death. Executive's employment under this Agreement shall terminate as a result of the death of the Executive. In the event of termination under this Section, the Executive's estate or his designated beneficiary or beneficiaries shall be entitled to receive (i) the Executive's Salary paid through the date of termination of this Agreement; and (ii) rights under the benefit plans and programs of the Company determined in accordance with the terms and provisions of such plans and programs.

     7. Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally (including by nationally recognized overnight courier service) or sent by telegram or by certified mail, postage prepaid, and sent by telecopier as follows:

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     If to the Company:       Kevin P. Knight
                              Knight Transportation, Inc.
                              5601 West Buckeye Road
                              Phoenix, AZ  85043
                              (602) 269-2000 Telephone
                              (602) 606-6504 Fax

     With required copy to:   Mark A. Scudder
                              Scudder Law Firm, P.C.
                              411 South 13th Street, Suite 200
                              Lincoln, NE 68508
                              (402) 435-3223 Telephone
                              (402) 435-4239 Fax

     If to the Executive:     John R. Fayard, Jr.
                              P. O. Box 2939
                              Gulfport, Mississippi 39503
                              __________________ Telephone
                              __________________ Fax

     With required copy to:   Frederick T. Hoff
                              Newton and Hoff, L.L.P.
                              2019 23rd Avenue
                              Gulfport, Mississippi  39502
                              (228) 863-8827 Telephone
                              (228) 868-6007 Fax

or to such other address as the addressee shall have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval, or other communication shall be deemed to have been given as of the date so personally delivered, telegraphed, or deposited in the mail and telecopied.

     8. Set-off. All payments due the Executive for Salary hereunder shall be subject to the right of the Company to withhold such payments and offset them against any amounts owed by the Executive to Knight Transportation, Inc., an Arizona corporation, or any of its Affiliates under the Stock Purchase Agreement. The Company shall give the Executive five (5) days' written notice of any set-off.

     9. General Provisions.

          a. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi.

          b. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and

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     effect and shall not be affected by the illegal,  invalid, or unenforceable provision  or by its  severance  therefrom.  Furthermore,  in  lieu of such
     illegal,   invalid,  or  unenforceable   provision  there  shall  be  added
     automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid, or enforceable.

          c. Attorneys' Fees. If any action at law or in equity is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees from the other party. These fees shall be in addition to any other relief that may be awarded.

          d. Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. No terms, conditions, or warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto.

          e. Binding Effect. This Agreement shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective heirs, representatives, successors, and assigns. This Agreement may not be assigned by the Executive.

          f. Waiver. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement.

          g. Titles. Titles of the sections herein are used solely for convenience and shall not be used for interpretation or construing any word, clause, paragraph, or provision of this Agreement.

          h. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

          i. Contingency.. The terms and conditions of this Agreement are expressly contingent upon the closing of the Stock Purchase Agreement.

     IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first above written.

EXECUTIVE                               JOHN FAYARD FAST FREIGHT, INC.,
                                        a Mississippi corporation


/s/ John R. Fayard, Jr.                 By: /s/ John R. Fayard, Jr.
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John R. Fayard, Jr., individually           John R. Fayard, Jr., President